UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 27, 2008
COREL CORPORATION
(Exact name of Registrant as specified in its Charter)

CANADA	000-20562	98-0407194
(State or other Jurisdiction)	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)
1600 Carling Avenue
Ottawa, Ontario
Canada
K1Z 8R7
(613) 728-0826
(Address of principal executive offices)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
          Corel Corporation (the “Company”) announced that Corel Inc., its wholly-owned subsidiary, entered into an Employment Agreement (the “Agreement”) effective May 8, 2008 with Kris Hagerman, Interim Chief Executive Officer of the Company.
          The Agreement provides that Mr. Hagerman will receive an annual base salary of $600,000 and generally all benefits and perquisites available to executives of the Company. In addition to his base salary, Mr. Hagerman will be eligible to participate in an annual bonus plan pursuant to which he may earn an annual bonus based on achievement of annual performance objectives, with a target annual bonus of $400,000, with Mr. Hagerman’s bonus for the period from May 8, 2008 to November 30, 2008 paid out at the 100% payout level. The employment agreement contains non-solicitation provisions that extend for 12 months after the Agreement. The Agreement also provides that Mr. Hagerman will be eligible to participate in the 2006 Corel Corporation Equity Plan (the “Plan”) as amended from time to time and such other share based incentive plans for senior executives of the Company. Under the Plan, the Company has granted Mr. Hagerman options to acquire 326,760 Class A common shares of the Company with an exercise price equal to $10.87 (the fair market value of the Class A common shares on the grant date).
     Mr. Hagerman’s employment agreement runs for a or a term of one year. Notwithstanding the Agreement’s term, Mr. Hagerman’s employment may be terminated at any time by either party, subject to certain notice provisions in the event of termination under certain circumstances.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.
Date: October 27, 2008

COREL CORPORATION
By:	/s/ Christopher DiFrancesco
	Name:	Christopher DiFrancesco
	Title:	Senior Vice President, Legal, General Counsel and Secretary